                                   EXHIBIT 12

               Computation of Ratios of Earnings to Fixed Charges
                             (dollars in thousands)





                                                                                   Three-Month
                                                                                  Period Ended
                                       Year Ended December 31,                       March 31,
- -------------------------------------------------------------------------------------------------
                   1990           1991           1992           1993          1994         1995
- -------------------------------------------------------------------------------------------------
Net Income       $28,982        $34,225       $ 51,358       $ 63,636       $ 80,460      $24,183

Interest
Expense           43,494         56,886         58,159         62,193         67,479       18,474
                 -------        -------       --------       --------       --------      -------

Total            $72,476        $91,111       $109,517       $125,829       $147,939       42,657
                 =======        =======       ========       ========       ========      =======

Ratio               1.67           1.60          1.88            2.02           2.19         2.31


For purposes of calculating the ratio of earnings to fixed charges for the years ended December 31, 1990, 1991, 1992, 1993 and 1994 and the three-month period ended March 31, 1995, net income has been added to interest expense and that sum has been divided by such interest expense.